                                                                   EXHIBIT 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the prospectus constituting part of this Registration Statement on Form S-4 of Identix Incorporated of our report dated May 8, 1998, except for Note 7 as to which the date is June 5, 1998 and except for Note 1, paragraphs 3 through 6 as to which the date is February 5, 1999 relating to the financial statements of IDT Holdings, Inc. (formerly Identicator Technology, a California general partnership) which appears in such prospectus. We also consent to the reference to us under the heading "Experts" in such prospectus.

/s/ PricewaterhouseCoopers LLP

San Jose, California

February 5, 1999